PHOENIX ENERGY RESOURCE CORPORATION
1001 Bayhill Drive
Suite 200
San Bruno, California  94066
Telephone No.:  650-616-4123

To: Securities and Exchange Commission
VIA EDGAR

Re:      PHOENIX ENERGY RESOURCE CORPORATION
Item 4.01 Form 8-K
Filed May 19, 2008
File No. 0-52843

Dear Mr. Henderson:

We have filed on EDGAR Amendment No. 1 to our Item 4.01 Form 8-K. Below are the responses to your comments. We hope our answers will assist in your review. Please do not hesitate to contact us with any questions.

General

1.	Please revise the Form to state whether the former accountant resigned, declined to stand for re-election or was dismissed, and the specific date, as required by Item 304(a)(1)(i) of Regulation S-K.

Response 1:  We have revised the Form 8-K to state that the former accountant was dismissed on May 14th, 2008.

2.	Please revise to state whether the decision to change your accountants was approved by your board of directors.

Response 2:  We have revised our filing to state that the decision to change our auditor was approved by our board of directors.

3.
In addition, Item 304(a)(1)(ii) of Regulation S-K requires a statement whether the accountant’s report on the financial statements for either of the past two years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles; and a description of the nature of each such adverse opinion, disclaimer of opinion, modification or qualification.  This would include disclosure of uncertainty regarding the ability to continue as a going concern in the accountant’s report.  Please revise your filing accordingly.

Response 3: We have revised our filing to state that in the auditor’s report on the financial statements for the year ended June 30, 2007, our former auditor disclosed an uncertainty in the Registrant’s continuing as a going concern.

4.
Revise your filing to state whether during the two most recent fiscal years and any subsequent interim period through the date of resignation, declination or dismissal there were any disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.  In the event of disagreement(s) and/or reportable event(s), provide the specific disclosures required by Item 304(a)(1)(iv) and (v) of Regulation S-K.

Response 4:  We have revised our filing to state that during the two most recent fiscal years and any subsequent interim period through the date of dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.

5.	Please amend your Form 8-K to include the required letter from your former accountant indicating whether or not they agree with your disclosures in the Form 8-K.

Response 5:  We contacted our old auditor Lawrence Scharfman & Co. in order to get a consent.  Lawrence Scharfman requested a payment of $2,500 to provide the consent and we paid him on August 4, 2008.  Since paying Lawrence Scharfman we have followed up with them by phone and email for the consent, however there has been no response since they sent the wiring instructions with the demand for $2.500.  Lawrence Scharfman did leave a voicemail for the company, however he has been unavailable ever since.

6.	Your current disclosures do not meet the requirements of Item 304(a)(2)(i) and (ii) of Regulation S-K concerning the appointment of your new accountant. Please revise accordingly.

Response 6:  We have revised our filing to meet the requirements of Item 304(a)(2)(i) and (ii) of Regulation S-K concerning the appointment of our new auditor.

We acknowledge that:

•	Should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•
The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•
The company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Rene Soullier
Rene Soullier, President